Exhibit 5.1

1700 Lincoln Street, Suite 4700
Denver, CO 80203
Main: 303.749.7200
Fax: 303.749.7272
November 8, 2016

Commerce Bancshares, Inc.
1000 Walnut
Kansas City, MO 64106

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Commerce Bancshares, Inc., a Missouri corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company concurrently herewith with the Securities and Exchange Commission.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 1,500,000 shares of the Company’s common stock, par value $5.00 per share (the “Shares”), reserved for issuance under the Company’s Participating Investment Plan (the “Plan”).
As counsel, we have reviewed the Good Standing Certificate with respect to the Company issued by the Secretary of State of Missouri dated November 7, 2016. We have also reviewed the organizational documents of the Company, including the Articles of Incorporation and the Bylaws as amended to date and such other corporate records as we deemed necessary. We have also examined copies of resolutions certified by the Secretary of the Company and adopted at a meeting of the Board of Directors of the Company held on October 28, 2016. We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of the date hereof. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.
Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly and validly authorized and, when issued and paid for as contemplated by the Plan, will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.
This opinion is limited to matters governed by the General and Business Corporation Law of the State of Missouri. We express no opinion as to either the applicability or effect of the laws of any other jurisdiction. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.
We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ Husch Blackwell LLP
HUSCH BLACKWELL LLP